Exihibit 10.57

RESOLUTION FOR ADOPTION BY THE
SENIOR VICE PRESIDENT, CHIEF TALENT OFFICER OF
MEDTRONIC, INC.

Amending the Medtronic, Inc. Capital Accumulation Plan Deferral Program and
Supplemental Executive Retirement Plan

          WHEREAS, Medtronic, Inc. (the “Company”) sponsors the Medtronic, Inc. Capital Accumulation Plan Deferral Program (the “CAP”) and the Medtronic, Inc. Supplemental Executive Retirement Plan (the “SERP”), together referred to herein as the “Plans;” and

          WHEREAS, pursuant to Section 10.1 of the CAP and Section 11.1 of the SERP the Senior Vice President, Chief Talent Officer of the Company is authorized to amend each of the Plans on behalf of the Company to the extent authorized by the Compensation Committee of the Company’s Board of Directors (the “Committee”); and

          WHEREAS, the Committee has previously authorized the Chief Talent Officer to amend each of the Plans in any manner that she deems necessary or desirable, provided that such amendment does not materially increase the cost of the Plan to the Company; and

          WHEREAS, the Plans are subject to Section 409A of the Internal Revenue Code (“Section 409A”), which, among other things, places certain restrictions on the manner in which Plan benefits may be distributed; and

          WHEREAS, Section 409A contains transition rules which permit Plan participants to enter into elections to change the form and timing of their Plan distributions, provided that such election is entered into before January 1, 2009, and does not affect benefits that are otherwise payable in 2008; and

          WHEREAS, due to changes in the income tax laws of the state of Minnesota, the Chief Talent Officer has determined that it is in the Company’s best interest to allow certain participants in the CAP to enter into one or more elections to change the form and timing of distribution of certain of their CAP benefits in accordance with the Section 409A transition rules, and wishes to amend the Plan to provide for such elections; and

          WHEREAS, the Chief Talent Officer has also determined that it is in the Company’s best interest to make certain other minor changes in the terms of the Plans to more clearly comply with the final regulations issued under Section 409A; and

          WHEREAS, the Chief Talent Officer has determined that these amendment are primarily ministerial and will not materially increase the cost of either Plan to the Company; and

          WHEREAS, a form of each of the Plans incorporating such changes, attached hereto, has been submitted to the Chief Talent Officer for her review and approval, and the Chief Talent Officer find them to be satisfactory.

          NOW, THEREFORE, BE IT RESOLVED, that the revised Plans attached hereto are hereby approved and adopted by the Company, effective as of the date set forth below.

Executed this 18th day of December, 2008

/s/ Martha Goldberg Aronson
Martha Goldberg Aronson
Senior Vice President, Chief Talent Officer